MUNIYIELD QUALITY FUND II, INC.

FILE # 811-6728

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
04/01/2004	Miami Dade Co. Aviation 5% 10/1/30	400,000,000	1,100,000	Ramirez
04/22/2004	Alameda Corridor Trans Auth 10/1/25	686,024,089	2,850,000	Goldman Sachs